Exhibit 10.155

ERIE INDEMNITY COMPANY
EMPLOYEE BENEFITS ADMINISTRATION COMMITTEE

Third Amendment of Erie Insurance Group Employee Savings Plan
(As Amended and Restated Effective January 1, 2010)

WHEREAS, Erie Indemnity Company (the “Company”) maintains the Erie Insurance Group Employee Savings Plan (the “Plan”) under an amendment and restatement effective as of January 1, 2010;

WHEREAS, the Plan provides that the Company may amend the Plan; and

WHEREAS, the Company has given authority to make certain amendments to its ERISA plans to the Erie Indemnity Company Employee Benefits Administration Committee (“EBAC”); and

WHEREAS, the EBAC wishes to amend the Plan as hereinafter set forth. The purpose of this Amendment is to make changes to reflect the addition of a program, effective for plan years beginning on and after January 1, 2015, that permits an eligible employee to convert a portion of vacation accrued on his or her behalf into cash or an elective contribution under the Plan. Words and phrases used herein with initial capital letters which are defined in the Plan are used herein as defined.

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective January 1, 2015:

THIRD AMENDMENT TO

ERIE INSURANCE GROUP EMPLOYEE SAVINGS PLAN

(As Amended and Restated Effective January 1, 2010)

1.	Section 1.8 of the Plan is hereby amended in its entirety and shall now read as follows:

“1.8
‘Compensation’ for any period means the rate of base salary or the wages paid by an Employer to an Employee during the period. For this purpose, the “rate of base salary or the wages paid” shall exclude Form W-2 income in the form of overtime compensation, bonuses, commissions, deferred compensation plan payments or severance pay under any severance benefit plan, but shall include Form W-2 income paid as a lump sum in lieu of merit increase and compensation excluded from Form W-2 income because of salary reduction agreements in connection with plans described in Sections 125, 132(f)(4) or 401(k) of the Code or resulting from deferred compensation contracts for the Plan Year in question. For Plan Years beginning on and after January 1, 2015, the “rate of base salary or the wages paid” shall include an amount, determined under the Company’s vacation conversion program, that is paid to the Employee as Form W-2 income and/or is excluded from Form W-2 income on account of such Employee’s salary reduction agreement applicable to such amount. Compensation shall exclude any differential wage payments made on behalf of a Covered Employee who is on military leave. Effective for each Plan Year beginning on and after December 31, 1989, in no event shall the amount of Compensation taken into account under the Plan exceed the adjusted annual limitation permitted under Section 401(a)(17) of the Code for such Plan Year. Such adjusted annual limitation shall be, for each Plan Year beginning on and after December 31, 2001, $200,000 (as adjusted for cost-of-living increases in accordance with Section 401(a)(17)

(B) of the Code. However, for the sole purpose of computing Plan contributions that are based on an Employee’s percentage of Compensation election, such adjusted annual limitation may be ignored; provided, the Employee does not receive a higher allocation of any type of contribution than the Employee could have received under the Plan had the adjusted annual limitation been considered.”

2.	Section 3.1(b) of the Plan is hereby amended in its entirety and shall now read as follows:

“(b)
Effective for each Plan Year beginning on and after January 1, 2015, a Covered Employee may make an annual, one-time election to convert a portion of the vacation accrued on his behalf into cash and/or an Elective Deferral. Such Covered Employee election shall be given effect provided that such election is made in a manner satisfactory to the Administrator during the election period described in subparagraph (i) below, the Covered Employee satisfies the eligibility requirements of subparagraph (ii) below, and, provided further, that the total amount of vacation accrual converted into cash and/or an Elective Deferral for any given Plan Year shall not exceed the maximum vacation conversion amount described in subparagraph (iii) below. Any payment in cash or Elective Deferral to the Plan pursuant to an election under this Section 3.1(b) shall be made at the time or times provided in subparagraph (iv) below.

(i)
A Covered Employee must make the election under this Section 3.1(b) during an election period established by the Company. Such election period shall begin and end in the calendar year that precedes the beginning of the Plan Year for which the election is being made. Such election shall state the number of accrued vacation hours the Covered Employee wishes to convert during such Plan Year, subject to the limitations of subparagraph (iii) below, and his choice of conversion medium (cash, Elective Deferral, or both as delineated on the basis of hours or other reasonable criteria established by the Company). A Covered Employee may not change or discontinue his election after the election period for such Plan Year ends. Any election under this Section 3.1(b) shall be made in such manner provided by the Company and communicated to Covered Employees.

(ii)
Notwithstanding subparagraph (i) above, a Covered Employee’s election to convert an amount of vacation accrual into cash and/or an Elective Deferral shall be given effect only if the Covered Employee has used a minimum allotment of his accrued vacation during the Plan Year for which the election has been made, as determined under the Company’s vacation conversion program as of the Vacation Conversion Date applicable to such Covered Employee, as determined under subparagraph (iv) below. The Company, in its sole discretion, shall determine whether a Covered Employee has used a minimum allotment of accrued vacation as of any given time.

(iii)
Any Covered Employee who chooses to convert accrued vacation under this Section 3.1(b) shall designate, in his election under subparagraph (i) above, to convert an amount not less than one hour of accrued vacation and not more than such amount permitted under the Company’s vacation conversion program.

(iv)
The conversion of accrued vacation into a cash payment and/or an Elective Deferral on behalf of a Covered Employee who satisfies the terms of this Section 3.1(b) shall occur as of the Vacation Conversion Date applicable to the Covered Employee. For purposes hereof, the “Vacation Conversion Date” applicable to a Covered Employee means the June 1 or October 1 of the Plan Year for which the election has been made and which next follows the date the Covered Employee has used a minimum allotment of accrued vacation as described in subparagraph (ii). For any given Plan Year, there shall not exceed one Vacation Conversion Date applicable to a given Covered Employee. The amount of accrued vacation that is actually converted into a cash payment and/or an Elective Deferral on behalf of a Covered Employee as of a Vacation Conversion Date shall not exceed the amount of accrued vacation credited to such Covered Employee as of the Vacation Conversion Date applicable to such Covered Employee. To the extent that a Covered Employee who makes an election under this Section 3.1(b) terminates employment with an Employer before the Vacation Conversion Date applicable to the Covered Employee or fails to use a minimum allotment of accrued vacation as of the October 1 of the Plan Year for which the election has been made the Covered Employee’s entire election under this Section 3.1(b) shall be nullified and any opportunity to convert accrued vacation for such Plan Year shall be forfeited.

Although an Elective Deferral made under this Section 3.1(b) shall be independent from other Elective Deferrals under the Plan, such an Elective Deferral shall be treated as an Elective Deferral for all purposes hereunder, including without limitation, the dollar limitation described in Section 3.2 and eligibility for Safe Harbor Matching Contributions under Section 3.4.”

3.	Section 3.1 of the Plan is hereby amended by adding the following to the end thereof:

“(c)
Elective Deferrals constitute Employer contributions under the Plan and are intended to qualify as elective contributions under Sections 401(k) and 402A of the Code. Elective Deferrals may be made only with respect to an amount which the Participant could otherwise elect to receive in cash and which is not currently available to the Participant as of the date an election specified in this Section 3.1 is made. In the event a Participant has no Compensation for any payroll period, no Elective Deferral may be made for such period.”

4.	Section 6.2(b) of the Plan is hereby amended by deleting “180 days” therefrom and inserting “90 days” in lieu thereof.

5.	Section 11.3 of the Plan is hereby amended in its entirety and shall now read as follows:

“11.3    Expenses

Subject to any restriction applicable under Section 5.4(a), brokerage fees, transfer taxes and other expenses incurred by the Trustee in connection with the purchase or sale of securities may be added to the cost of such securities or deducted from the proceeds thereof, as the case may be. Earnings credited to accounts invested in mutual funds shall be net of direct fund management expenses. Refunds of fund management expenses shall be allocated to Participant and Beneficiary accounts as earnings in such manner as provided by the Administrator. Pursuant to a uniform and nondiscriminatory policy adopted by the Administrator in its discretion and communicated to eligible Participants and Beneficiaries, fees and other expenses associated with specific voluntary Plan transactions may be assessed directly against the Total Account maintained on behalf of the Participant or Beneficiary participating in such transaction.

All other costs and expenses incurred in administering the Plan shall be paid by the Company or an Employer, unless the Administrator authorizes the payment of such expenses from the Trust Fund.”

Executed at Erie, Pennsylvania, this 21st day of December, 2014.

ERIE INDEMNITY COMPANY

By: /s/ Sean J. McLaughlin_____________________________
Sean J. McLaughlin
Title:    EVP, Secretary and General Counsel